EXHIBIT D-2


                   [Letterhead of the CNO]


                       March 26, 1998


Mr. Jonathan G. Katz, Secretary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Mr. Katz:

Entergy Corporation ("Entergy"), Entergy Louisiana, Inc. ("ELI"), and Entergy New Orleans, Inc. ("ENO") have advised the Council of the City of New Orleans ("CNO" or "Council") that Entergy has requested SEC approval for an increase in its authority for investments in exempt wholesale generators and foreign utility companies (collectively "Exempt Projects") from 50% to 100% of Entergy's consolidated retained earnings. In connection with such activities, Entergy has requested that the Council provide to you a certification of the Council's authority to protect the ratepayers of ELI and ENO. The Council and Entergy have agreed to a set of conditions appropriate to ensure that the retail ratepayers within its jurisdiction are protected from adverse consequences of Entergy's increased investment in Exempt Projects, a copy of which conditions are attached hereto.

As the regulatory body having jurisdiction over the retail electric rates of ELI and ENO in the City of New Orleans, please be advised that the Council: 1) has the authority and jurisdiction, pursuant to the Home Rule Charter of the City of New Orleans, to protect the ratepayers of ELI and ENO; and 2) intends to exercise such authority.

This certification is applicable to all exempt wholesale generators and foreign utility companies in which Entergy or its subsidiaries seek to obtain an ownership interest. The certification is subject to being revised or withdrawn by the Council in the future. Entergy Corporation has represented that it will timely inform the Council of any efforts by Entergy to seek an ownership interest in other exempt wholesale generators and foreign utility companies.

Sincerely,


/s/ Jim Singleton
Jim Singleton, Chairman
City Council Utilities Committee

cc: Office of Public Utility Regulation - SEC

                                    ATTACHMENT B TO R-98-187



                    SETTLEMENT AGREEMENT
      APPLICABLE TO ENTERGY'S NONREGULATED INVESTMENTS


     This Settlement Agreement, by and among Entergy

Corporation ("Entergy"),<FN1> Entergy New Orleans, Inc., Entergy

Louisiana, Inc., and the Council for the City of New Orleans

("Council") provides as follows:

     Whereas, Entergy has filed an Application-Declaration

with the Securities and Exchange Commission (the "SEC")

seeking a waiver from certain of the requirements of Rule 53 under the Public Utility Holding Company Act of 1935

("PUHCA") in order to obtain the right to increase its

aggregate investment in foreign utility companies and exempt wholesale generators (collectively "Exempt Projects") to an

amount not to exceed 100% of Entergy's consolidated retained earnings; and

     Whereas, Entergy desires the Council to file a letter

with the SEC indicating that the Council has the authority

and the resources to protect the retail ratepayers within

its jurisdiction from adverse consequences of Entergy's

increased investment in Exempt Projects, and that the

Council intends to exercise such authority; and

     Whereas, Entergy and the Council have agreed to a set

of conditions appropriate to ensure that the retail

ratepayers within its jurisdiction are protected from

adverse consequences of Entergy's increased investment in

Exempt Projects; and

     Whereas, the Council has agreed to provide the above

referenced letter, a copy of the text of which is attached

hereto and made part hereof, and has agreed to take no

action adverse to Entergy's obtaining the waiver referenced

above, in exchange for Entergy agreeing to accept the

conditions set forth herein;

     Whereas, this Agreement supersedes and replaces the

rights and obligations of Entergy and the Council as set

forth within the October 1992 Settlement Agreement executed

by and among Entergy, the Council, the Mississippi Public

Service Commission and the Arkansas Public Service Agreement

("1992 Settlement Agreement");

     Therefore, in consideration of the mutual covenants

contained herein, Entergy and the Council agree as follows:



Access to Books and Records

     Entergy shall ensure that the Council has access to any

books and records of Entergy and of each of its

subsidiaries, affiliates,<FN2> and Entergy participants in joint ventures<FN3> which reasonably relate to transactions within the

Council's jurisdiction.

Audit of Affiliate Transactions

     Entergy shall, upon the request of the Council, submit

to a periodic audit, the scope of which audit shall be all

affiliated transactions between the Regulated Utilities<FN4> and

Nonregulated Businesses<FN5> provided that an audit of such

affiliated transactions shall occur no more frequently than

once every two years.  Following the issuance of a written

audit notice by the Council, the Council shall have 60 days

to solicit qualifications of, receive proposals from, and

interview candidates to perform such an audit.  The Council

shall select three qualified candidates and notify Entergy

of its selection.  Within 30 days of such notifications,

Entergy shall select one of the three auditing firms to

perform the audit.  The cost of the audit shall be funded by

Entergy, with such costs to be included in the regulated

cost of service for this jurisdiction.  During the course of the audit, which shall be supervised by the Council, Entergy shall make all documents available to the auditors or the

Council's representatives regarding Regulated Utilities and

Nonregulated Businesses which reasonably relate to

transactions within the Council's jurisdiction.  Further,

Entergy personnel shall cooperate in supporting auditor's

requests for documentation and other data, and in its

interview of management personnel.



Internal Controls to Facilitate Council Review and Protect

Against Cross-subsidization

     Entergy and each of its subsidiaries or affiliates,

shall use accounting and other procedures and controls

related to cost allocations and transfer pricing to ensure

and facilitate full review by the Council and to protect

against cross-subsidization of Nonregulated Businesses by

the retail customers of utilities regulated by the Council.

Entergy shall set forth such affiliate transactions

policies, procedures, and controls in a corporate manual.

Such manual shall be filed within 60 days of the Securities

and Exchange Commission's granting of the relief requested

in Entergy Corporation's Application-Declaration seeking

waiver from the requirements of Rule 53(a)(1) under PUHCA,

and any updates thereof shall be filed with the Council

within 30 days of their effective date.  In the event such

procedures and controls fail to ensure and facilitate full

review of affiliated transactions between the Regulated

Utilities and Nonregulated Businesses by the Council and

protect against cross-subsidization, the Council may

exercise its authority in acting, for retail ratemaking

purposes, as if effective procedures and controls had been

in place.

     Entergy and each of its subsidiaries, affiliates, or

Entergy participants in joint ventures, shall keep their

books in a nanner consistent with generally accepted

accounting principles and, where appropriate, the Uniform

System of Accounts.



General Reporting Requirements

     Entergy shall furnish the Council with all quarterly

and annual financial statements, including, but not limited,

to those regarding the following: financial statements of

the holding company; annual statements regarding the nature

of intercompany transactions concerning Entergy, including

the basis for cost allocation and transfer pricing; balance

sheets and income statements of the nonconsolidated

subsidiaries and affiliates of the holding companies; and

all periodic reports filed with the Securities and Exchange

Commission.

     Entergy shall notify the City Council and its Advisors

subsequent to Entergy board approval and/or prior to any

public announcement of any acquisition of a Nonregulated

Business or interest in acquiring a Nonregulated Business.

Entergy shall provide such notice in writing by submitting

such information pursuant to a protective order, acceptable

to Entergy and the Council, to the City Council Utility

Committee.

     On a quarterly basis, Entergy shall provide the Council

with a report detailing the Regulated Utilities'

proportionate share of the consolidated total of Entergy's

assets, operating revenues and number of employees, and

total operating and maintenance expenses.



Avoidance of Diversion of Personnel to Detriment of

Regulated Utilities

     Entergy shall avoid a diversion of management talent to

its Nonregulated Businesses that would adversely affect the

Regulated Utilities.

     Entergy shall provide to the Council an annual report

identifying nonclerical personnel transferred from any

Regulated Utility to its parent holding company or any of

the holding company's nonutility subsidiaries, affiliates or joint ventures.



Prior Notice of Asset Transfers

     Any regulated Utility shall notify the Council in

writing within 30 days of any transfer of assets to Entergy

or its Nonregulated Businesses, whether or not such utility

considers the assets to be necessary or useful in the

performance of its public utility obligations.



Intellectual Property and Similar Rights

     Where product rights, patents, copyrights, or similar

legal rights are transferred from a Regulated Utility to

Entergy or any of its Nonregulated Businesses, a royalty

payment may be required to ensure that ratepayers receive

appropriate compensation.

     If a Nonregulated Business markets a product which was

developed by a Regulated Utility all profits on the sale of

the product shall be split evenly between the Regulated

Utility which was responsible for developing the product and the Nonregulated Business responsible for marketing the

product to third parties, after deducting all incremental

costs associated with making the product available for sale,

including the direct cost of marketing such product.



Priority of Resource Allocation

     Entergy shall give first priority in allocating

resources to the capital requirements of its domestic public utility subsidiaries.



Transfer Pricing

     A charge of five-percent will be applied to the cost of

services provided to the Nonregulated Businesses by

Regulated Utilities.  Alternatively, the five-percent charge will be imputed for retail ratemaking purposes of the

Council, even if the five percent is not actually charged to the Nonregulated Businesses.

     The transfer from a Regulated Utility to a Nonregulated

Business or to Entergy of either (i) generating assets, fuel or fuel-related assets and real property and improvements

exceeding a fair market value of $100,000, or (ii) market,

technological or similar data, shall be priced at fair

market value, unless such pricing method is detrimental to

ratepayers.  This policy is intended to ensure that the

Regulated Utility is compensated and that ratepayers are

indifferent to the transaction.  If Entergy fails to utilize this pricing method, then the Council may treat the transfer for retail ratemaking purposes as if it had occurred at fair market value.



Competitive Bidding for Procurement by Regulated Utilities

     No utility regulated by the Council may make a

procurement in excess of $100,000, either directly or

indirectly, from a Nonregulated Business except through a

competitive bidding process, or as otherwise authorized by

the Council.  The terms and conditions of any competitive

bidding procedure for such procurements must be approved in

advance by the Council.  If the utility regulated by the

Council fails to obtain Council approval for such

procurements, then, pursuant to the retail ratemaking

process, the Council may subject such utility to

disallowances for amounts expended by such utility in excess of market price or the cost of such procurement, whichever

is lower.



Cost of Capital

     When the Council sets the cost of capital for any

utility regulated by the Council, Entergy will not oppose in principle a mechanism that separates the risk of Entergy's

regulated and nonregulated ventures.  Entergy will retain

its rights to challenge any particular methodology as being

unsupported by evidence necessary for a lawful Commission

finding, and other rights it may have.



Testimony of Officers and Employees

     The officers and employees of Entergy, its subsidiaries

and affiliates, including those of its Nonregulated

Businesses, shall appear and testify in Council proceedings

with respect to nonregulated business transactions asserted

to have an effect upon retail electric rates when such

testimony and appearance is reasonably related to the

exercise by the Council of its jurisdiction with respect to

matters and activities that relate to retail electric rates

subject to the Council's jurisdiction.



Confidentiality Provision

     The Council agrees to grant, subject to applicable

provisions of state law, a protective order acceptable to

Entergy and the Council and necessary to protect the

confidentiality of commercially sensitive or competitive

information produced in accordance with this Agreement.



Most Favored Nations Clause

     Entergy agrees that, in the event that any settlement

agreement containing any conditions other than those

provided to the Council hereby, is provided to any of

Entergy's other retail regulatory commissions in exchange

for the above-referenced letter, Entergy will offer that

same settlement agreement with all of its terms and

conditions to the Council in lieu of this Settlement

Agreement, provided that (1) the alternative Settlement

Agreement be accepted in total by the Council, and (2) that

the Council elects to give consideration equivalent to that

given by the other regulatory commission(s).



Effectiveness of Agreement

     The effectiveness of this agreement is subject to and

conditioned upon the granting by the Securities and Exchange

Commission of the relief requested in Entergy Corporation's

Application-Declaration seeking waiver from the requirements of Rule 53(a)(1) under PUHCA.  The Agreement becomes

effective as of the date of such grant of relief by the SEC.

If the Council subsequently withdraws the certification

evidenced by the letter attached hereto and the SEC

withdraws its grant of waiver from the requirements of Rule

53(a)(1) of PUHCA, then the parties shall be released from

their obligations under this Settlement Agreement.  If the

parties are released from their obligations hereunder

pursuant to the above provision, then, effective with the

date of such release, the 1992 Settlement Agreement shall

become effective and shall continue in full force and effect with respect to Entergy and the Council and their rights and obligations thereunder.  The effectiveness of this

Settlement Agreement is not subject to or conditioned upon

the approval of this Settlement Agreement by the Securities

and Exchange Commission.



Omnibus Condition

     In the event that Entergy does not comply with the

above conditions, the Council will be free to act for retail ratemaking purposes as if the obligation had been complied

with.  The Council may exercise its authority to make, for

retail ratemaking purposes, adjustments for misallocations

of costs from Nonregulated Businesses to Entergy New

Orleans, Inc.




Entergy Corporation      Chairman, Council Utility Committee



Entergy New Orleans, Inc.



Entergy Louisiana, Inc.


Date: March 26, 1998



_______________________________
<FN1> For purposes of this Agreement, except as the context
      otherwise dictates, the term "Entergy" shall mean the entire Entergy holding company system, including but not limited to the registered holding company, the nonreguatled businesses (as defined herein), and the regulated utilities (as defined herein).

<FN2> For purposes of this Agreement, the term "affiliates"
      shall have the meaning set forth in the Public Utility
      Holding Company Act of 1935 at 15 U.S.C.  79(b)(11).

<FN3> For purposes of this Agreement, the term "joint
      venture" shall mean any participation through investment, ownership, or control, by Entergy in any nonregulated business (as defined herein), either within the United States or outside the United States, irrespective of the ownership structure of, or form of participation in, such business.

<FN4> The term "Regulated Utility" shall include Entergy New
      Orleans, Inc., Entergy Louisiana, Inc., Entergy Operations, Inc., System Fuels, Inc., System Energy Resources, Inc., and Entergy Services, Inc., and such other similar subsidiaries as Entergy shall create whose activities and operations are primarily related to the domestic sale of electric energy at retail or at wholesale to affiliates, or the provision of services or good thereto, and whose costs are directly or indirectly recovered in retail rates of customers located in Orleans Parish, Louisiana.

<FN5> The term "Nonregulated Business" shall include Entergy
      Power, Inc., Entergy Enterprises, Inc., and such other subsidiaries and affiliates as Entergy has or shall create which are not domestic regulated electric utilities primarily engaged in the business of selling electric energy at retail or at wholesale to affiliates or are not primarily engaged in the business of providing services or goods to regulated electric utility affiliates.